Exhibit (2)(n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by references in the registration statement (File Nos. 811-21190 & 333-265264) on Form N-2 of SkyBridge Opportunity Fund (f/k/a SkyBridge Opportunity Fund LLC) of our reports dated May 24, 2024, with respect to the consolidated financial statements and financial highlights, and dated July 29, 2024, with respect to the senior securities table.

We also consent to the reference to our firm under the headings “Financial Highlights” and “Senior Securities Table” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

March 24, 2025